Contract

THIS Contract has been made

between

Wikisoft Corp.

315 Montgomery Street San Francisco, CA 94104

(the "Company")

and

Oscar Eg Gensman

Havdrupvej 77

2700 Brønshøj Denmark

(the "IT manager")

1.	Date of commencement and place of work

The IT manager started Sept. 1st 2020.

The place of work is remote or Gammel Carlsberg Vej 16, 2500 Valby, Denmark

2.	Duties and authority

The IT manager will be responsible for the day-to-day management of all IT related task the Company. The IT manager will be accountable and report directly to The Chief Executive Officer, Carsten Kjems Falk.

The IT manager will keep The Chief Executive Officer informed of all matters assumed to be of significant interest.

3.	Remuneration and remuneration negotiations

The monthly remuneration is USD 3,500, to be paid monthly last day of each month and no later than on the last working day of the month.

The remuneration will be negotiated with The Chief Executive Officer once a year in January effective from February, for the first time September 1st 2021.

4.	Shares

The IT manager will receive 2x50,000 common shares allocated on Sept 1st 2021 and September 1st 2022 vesting monthly following signature of this contract.

If IT manager resigns during the financial year of the vesting period, The IT manager is entitled to receive a proportionate share of the common shares to which IT manager would have been entitled if he or she had been employed by the Company at the end of the allocation period, irrespective of whether The Chief Commercial Officer has resigned from or been dismissed by the Company.

5.	Pension

The IT manager will pay his own pension.

6.	Scope of work and other business activities

The IT manager is obliged to devote a minimum of 20 hours per week with his working capacity and all his or her professional knowledge in the service of the Company.

7.	Holidays and days off Holiday

The IT manager is entitled to 5 weeks’ holiday per calendar year during which the IT manager will receive his usual remuneration. The IT manager is entitled to fully paid remuneration during holidays from the date of commencement.

The IT manager decides the time of his or her holiday in consideration of the operations of the Company and informs the Chief Executive Officer hereof.

Days off

24-26 December, 31 December, 1 January, Friday after Ascension Day, and Constitution Day on 5 June are days off with full pay.

8.	Competency development and continuing education

The IT manager is expected if deemed relevant to continuing education, with a view to keeping and further developing his or her professional and personal competencies. Scope and extent of such education is to be agreed with Chief Executive Officer and agreed if company should pay for it.

9.	Sickness and child's sickness

The IT manager is entitled to sick pay.

The IT manager is entitled to one day off with pay in case of child's sickness.

11.	Travel and entertainment

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The IT manager’s expenses incurred for travel, nights away from home, entertainment etc. will be reimbursed by the Company against presentation of vouchers.

12.	Inventions

Inventions made by The IT manager are covered by the Danish Employees’ Inventions Act vis-à-vis the Company.

13.	Termination of employment

This Contract may be terminated by CEO by 3 months’ notice and by The IT manager by 3 months’ notice to expire on the last day of any month.

14.	Confidentiality and non-compete

The employee recognises the confidential nature of the appointment hereunder and agrees and undertakes, at all times during and after the term of this agreement, to keep secret and confidential and not to divulge to third parties any information, advice, knowledge, trade secrets and know-how designated as confidential or which is confidential by nature, which is disclosed to the employee in connection with the employment. Furthermore, the employee undertakes not to use such confidential information for any other purpose than the proper performance of the Services.

The employee agrees to not undertake any competing assignments, directly, during the term of this agreement. For a period of six months after this agreement, the employee has to inform the company of any competing assignment it undertakes.

15.	Intellectual property rights

The company shall be the sole owner of all materials and all results which accrue through the performance of the Services (jointly referred to below as the “Results”) without any additional compensation to the employee. All copyright and any patent rights or other intellectual property rights connected with the Results constitute the company’s property and the company shall be free to amend, modify, transfer or otherwise dispose of the Results as the company in its sole discretion deems appropriate. The Employee is not entitled to use the Results in its future business.

Parties’ signatures

Brønshøj, on Sept. 1st, 2020	Frederiksberg, on Sept.1st, 2020

/s/ Oscar Eg Gensman	/s/ Carsten Kjems Falk
The IT manager	The Chief Executive Officer
Oscar Eg Gensman	Carsten Kjems Falk

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